Exhibit (a)(1)(J)
Burger King Holdings, Inc. and 3G Capital Announce Early Termination of HSR Waiting Period
Miami and New York, September 29, 2010 — Burger King Holdings, Inc. (NYSE: BKC) (the “Company”) and 3G Capital today announced that the Federal Trade Commission (FTC) has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to their previously announced acquisition of all outstanding shares of common stock of the Company by affiliates of 3G Capital. Accordingly, the condition with respect to the expiration of the applicable waiting periods under the HSR Act has been satisfied.
As previously disclosed, an entity controlled by 3G Capital, Blue Acquisition Sub, Inc., commenced a tender offer on September 16, 2010 for all of the outstanding shares of common stock of the Company at a price of $24.00 per share in cash, net to the seller in cash without interest. The tender offer is being made pursuant to an Offer to Purchase and a related letter of transmittal, each dated September 16, 2010, and a merger agreement entered into on September 2, 2010 between the Company and certain entities controlled by 3G Capital. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of all conditions, the Company will merge with Blue Acquisition Sub, Inc. and all outstanding shares of the Company’s common stock, other than shares held by Blue Acquisition Holding Corporation, Blue Acquisition Sub, Inc. or the Company or shares held by the Company’s stockholders who have and validly exercise appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to the $24.00 offer price per share. In certain cases, the parties have agreed to proceed with a one-step merger transaction if the tender offer is not completed.
The tender offer and withdrawal rights are scheduled to expire at midnight, New York City time, on Thursday, October 14, 2010, unless extended or earlier terminated. The completion of the tender offer remains subject to certain conditions as described in the tender offer statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on September 16, 2010.
Contacts
For Burger King Holdings, Inc.
 Media:
 Susan Robison, (305) 378-7277
Investors:
Amy Wagner, (305) 378-7696
For 3G Capital
 Steve Lipin, Brunswick Group LLC
 (212) 333-3810

About Burger King Holdings, Inc.
The BURGER KING® system operates more than 12,150 restaurants in all 50 states and in 76 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2010, Fortune magazine ranked Burger King Corp. (“BKC”) among America’s 1,000 largest corporations and Standard & Poor’s included shares of Burger King Holdings, Inc. in the S&P MidCap 400 index. BKC was recently recognized by Interbrand on its top 100 “Best Global Brands” list and Ad Week has named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the Company’s website at http://www.bk.com.
About 3G Capital
3G Capital is a multi-billion dollar, global investment firm focused on long-term value creation, with a particular emphasis on maximizing the potential of brands and businesses. The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network. 3G Capital works in close partnership with management teams at its portfolio companies and places a strong emphasis on recruiting, developing and retaining top-tier talent. Affiliates of the firm and its partners have controlling or partial ownership stakes in global companies such as Anheuser-Busch InBev, Lojas Americanas, the largest non-food and online retailer in Latin America, and America Latina Logistica (ALL), the largest railroad and logistics company in Latin America. 3G Capital’s main office is in New York City. For more information on 3G Capital and the transaction, please go to http://www.3g-capital.com.
Forward Looking Statements
This press release may contain “forward-looking statements.” These forward-looking statements involve significant risks and uncertainties and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding the consummation of the tender offer and merger and the intent of any parties about future actions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including uncertainties as to how many of the Company stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived and risks and uncertainties relating to these matters that are discussed in documents filed with the SEC by Burger King Holdings, Inc. as well as the tender offer documents filed by an affiliate of 3G Capital and the solicitation/recommendation statement filed by the Company. Investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number (305) 378-7696 or investor@whopper.com. Neither 3G Capital nor the Company undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Notice to Investors
This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company’s common stock is being made pursuant to an offer to purchase and related materials that an affiliate of 3G Capital filed with the SEC. An affiliate of 3G Capital has filed a tender offer statement on Schedule TO with the SEC in connection with the commencement of the offer, and the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, including any amendments thereto, contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials have been or will be sent free of charge to all the Company’s stockholders. In addition, all of these materials (and all other materials filed by the Company with the SEC) are available at no charge from the SEC through its website at www.sec.gov. The Schedule TO, Schedule 14D-9 and related materials may be obtained for free from D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Toll-Free Telephone: (800) 714-3313. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company by contacting the Company’s Investor Relations at 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number (305) 378-7696 or investor@whopper.com.
Additional Information about the Merger and Where to Find It
In connection with the potential transaction referred to in this press release, Burger King Holdings, Inc. filed a preliminary proxy statement with the SEC related to the approval of the merger agreement by the Company’s stockholders. Additionally, the Company will file other relevant materials with the SEC in connection with the proposed acquisition of the Company by an affiliate of 3G Capital pursuant to the terms of the merger agreement. The materials filed and to be filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and stockholders also may obtain free copies of the proxy statement from the Company by contacting the Company’s Investor Relations at 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number (305) 378-7696 or investor@whopper.com. Investors and security holders of the Company are urged to read the definitive proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.
Burger King Holdings, Inc. and its respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2009 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended June 30, 2010, the preliminary proxy statement relating to the merger and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the definitive proxy statement relating to the merger when it becomes available.

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